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                                                                Exhibit No. 4(f)


             INVESTMENT ADVISORY AND ADMINISTRATION FEE AGREEMENT
             ----------------------------------------------------


     Agreement made as of ______________________________, 1999, between
PAINEWEBBER MANAGED INVESTMENTS TRUST, a Massachusetts business trust ("Trust"), on behalf of PaineWebber Research Fund ("Fund"), a series of shares of beneficial interest of the Trust, and MITCHELL HUTCHINS ASSET MANAGEMENT INC. ("Mitchell Hutchins"), a Delaware corporation registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and as an investment adviser under the Investment Advisers Act of 1940, as amended.

     WHEREAS, the Trust has appointed Mitchell Hutchins as investment adviser and administrator for PaineWebber Tax-Managed Equity Fund, another series of the Trust, pursuant to an Investment Advisory and Administration Contract, dated November 12, 1998, between the Trust and Mitchell Hutchins ("Advisory Contract"); and

     WHEREAS, the Advisory Contract may be made applicable to any other series of the Trust; and

     WHEREAS, the Fund has been established as a new series of the Trust;

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. For the services provided and the expenses assumed pursuant to the Advisory Contract with respect to the Fund, the Fund will pay to Mitchell Hutchins a fee, computed daily and paid monthly, according to the following schedule:

     Average Daily Net Assets                                      Annual Rate
     ------------------------                                      -----------
     Up to $750 million........................................        1.00%
     In excess of  $750 million up to $1.5 billion.............        0.95%
     In excess of $1.5 billion.................................        0.90%

     2. This Fee Agreement shall be subject to all of the terms and conditions of the Advisory Contract.
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     3.   This Fee Agreement shall become effective upon the date written above, provided that it shall not take effect unless it has first been approved (i) by a vote of a majority of the Trustees of the Trust who are not parties to this Fee Agreement or the Advisory Contract or interested persons of any such persons at a meeting called for the purpose of such approval and (ii) by vote of a majority of the Fund's outstanding voting securities.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

                              PAINEWEBBER MANAGED INVESTMENTS TRUST,
                              on behalf of PaineWebber Research Fund

                              By:___________________________________
                                     Name:
                                     Title:

                              MITCHELL HUTCHINS ASSET MANAGEMENT INC.

                              By:___________________________________
                                     Name:
                                     Title:

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